Exhibit 99.1

Contact:
Investor inquiries: Michael Boennighausen Chief Financial Officer 650-614-4100	Media inquiries: BCC Partners Karen L. Bergman 650-575-1509

For Immediate Release

Conor Medsystems Announces Third Quarter 2006 Financial Results

Menlo Park, California, November 8, 2006 – Conor Medsystems, Inc. (Nasdaq: CONR) today announced results of operations for the quarter ended September 30, 2006.

Conor reported a net loss for the third quarter of 2006 of $10.1 million, or $0.28 per share, compared to a net loss of $14.6 million, or $0.44 per share, for the three months ended September 30, 2005. For the nine months ended September 30, 2006, Conor reported a net loss of $39.8 million, or $1.15 per share, compared to a net loss of $38.1 million, or $1.16 per share, for the nine months ended September 30, 2005.

Revenues from product sales were $10.7 million for the third quarter of 2006, compared to $1.0 million for the third quarter of 2005. For the nine months ended September 30, 2006, revenues were $26.4 million, compared to $1.4 million for the nine months ended September 30, 2005.

Research and development expenses increased to $11.2 million in the third quarter of 2006 from $7.7 million in the third quarter of the prior year, primarily due to higher payroll expenses associated with an increased number of research and development personnel, expenditures for Conor’s clinical trials and non-cash stock-based compensation expense. Research and development expenses for the nine months ended September 30, 2006 were $38.3 million, compared to $21.8 million for the same period in 2005.

General and administrative expenses were $6.0 million for the third quarter of 2006 compared to $6.4 million for the three months ended September 30, 2005. General and administrative expenses for the nine months ended September 30, 2006 were $17.2 million, compared to $16.5 million for the same period in 2005.

Conference Call and Webcast Information

Frank Litvack, M.D., Chairman and Chief Executive Officer, Michael Boennighausen, Chief Financial Officer, and members of the Conor Medsystems executive management team will host a conference call at 5:00 p.m. Eastern Time today to discuss Conor’s operating and financial results and provide updates on the company’s commercialization efforts, clinical trials, product development activities, litigation and other business matters.

To access the live audio broadcast or the subsequent archived recording, visit the webcast section of the company’s website located at www.conormed.com. Please log on to Conor’s website several minutes prior to the start of the presentation to ensure adequate time for any software download that may be necessary. A replay of the web cast will remain at this location until such time as the company reports its financial results for the fourth quarter of 2006.

The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com and institutional investors can access the call via www.streetevents.com. The dial-in number for the conference call is 800-901-5217 in the U.S., 617-786-2964 outside the U.S., and the participant passcode is 45404076.

About Conor Medsystems

Conor Medsystems, Inc. develops innovative controlled vascular drug delivery technologies and has initially focused on the development of drug-eluting stents to treat coronary artery disease. For further information about Conor and controlled vascular delivery, visit www.conormed.com.

CoStar® is not available for sale in the U.S. CoStar is an investigational device limited by federal law to investigational use.

# # #

Conor Medsystems, Inc.

Consolidated Statements of Operations Data

(In thousands, except per share amounts)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Product sales	$10,701	$1,045	$26,420	$1,369
Cost of sales (1)	4,786	2,303	13,654	3,144
Gross margin	5,915	(1,258)	12,766	(1,775)

Operating expenses:
Research and development (1)	11,181	7,722	38,322	21,828
General and administrative (1)	6,005	6,375	17,236	16,544
Total operating expenses	17,186	14,097	55,558	38,372
Loss from operations	(11,271)	(15,355)	(42,792)	(40,147)

Interest income	1,256	841	2,567	2,309
Other income (expense), net	(43)	(49)	454	(297)
Net loss	(10,058)	(14,563)	(39,771)	(38,135)

Basic and diluted net loss per share	$(0.28)	$(0.44)	$(1.15)	$(1.16)

Shares used to compute basic and diluted net loss per share	36,170	33,170	34,436	32,903

_____________ (1) Includes non-cash stock-based compensation expense as follows:
Cost of sales	$246	$—	$594	$—
Research and development	1,989	1,536	6,666	3,820
General and administration	1,850	1,756	5,371	5,317
Total	$4,085	$3,292	$12,631	$9,137

Consolidated Balance Sheet Data

(In thousands)

(unaudited)

	September 30, 2006	December 31, 2005
Cash and cash equivalents	$132,543	$78,470
Working capital	134,469	69,513
Total assets	157,210	92,070

Long-term liabilities	239	334
Accumulated deficit	(142,908)	(103,137)
Total stockholders’ equity	144,413	78,723